EX-99.B4.e. Investment Protector Rider

Investment Protector Rider
This rider provides a level of protection for the principal you invest and locks in a percentage of past investment gains.

This rider forms a part of the Base Contract to which it is attached and is effective on the Rider Effective Date shown on the Contract Schedule.  In the case of a conflict with any provision in the Base Contract, the provisions of this rider control.  Defined terms and contractual provisions are set forth in the Base Contract, or are added in this rider.  This rider terminates as indicated under the Conditions for Termination of this Rider section.

Definitions
Definitions specific to this rider that are not in the Base Contract follow.

Base Contract
The contract to which this rider is attached.

Daily Transactions
On a Business Day, any Additional Purchase Payments received, any withdrawals taken, or Transfer Fees deducted.

Quarterly Anniversary
The day that occurs three, six, and nine calendar months after the Rider Effective Date or any subsequent Rider Anniversary.  Quarterly Anniversaries also include Rider Anniversaries.

Rider Anniversary
A twelve-month anniversary of the Rider Effective Date.

Investment Protector
Target Value
If the Rider Effective Date is the Issue Date, on each Business Day, the Target Value is equal to the greater of:
•	the Rider Anniversary Value multiplied by the Guarantee Percentage shown on the Contract Schedule; or
•	all Purchase Payments received, reduced proportionately by the percentage of Contract Value withdrawn, including any withdrawal charge, for each withdrawal taken.

If the Rider Effective Date occurs after the Issue Date, on each Business Day, the Target Value is equal to the greater of:
•	the Rider Anniversary Value multiplied by the Guarantee Percentage shown on the Contract Schedule; or
•
the Contract Value excluding any Daily Transactions at the end of the Business Day on the Rider Effective Date, plus all Purchase Payments received on or after the Rider Effective Date, reduced proportionately by the percentage of Contract Value withdrawn, including any withdrawal charge, for each withdrawal taken on or after the Rider Effective Date.

Rider Anniversary Value
If the Rider Effective Date is the Issue Date, the Rider Anniversary Value on the Rider Effective Date is equal to all Purchase Payments received on the Rider Effective Date.

If the Rider Effective Date occurs after the Issue Date, the Rider Anniversary Value on the Rider Effective Date is equal to the Contract Value excluding any Daily Transactions.

At the end of each Business Day we:
•	increase the Rider Anniversary Value by the amount of any Additional Purchase Payments received that day, and
•	reduce the Rider Anniversary Value proportionately by the percentage of Contract Value withdrawn that day, including any withdrawal charge.

On each Rider Anniversary, or on the next Business Day if the Rider Anniversary is not on a Business Day, the Rider Anniversary Value is equal to the greater of its current Rider Anniversary Value or the Contract Value excluding any Daily Transactions.

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Investment Protector continued from the previous page

Target Value Date
The Initial Target Value Date is shown on the Contract Schedule.

Additional Target Value Dates occur on each Future Anniversary after the previous Target Value Date while this rider is in effect.  The Future Anniversary is shown on the Contract Schedule.

On the Initial Target Value Date and any subsequent Target Value Dates, or on the next Business Day if the Target Value Date is not on a Business Day, if the Contract Value, excluding any Daily Transactions, is less than the Target Value, we increase the Contract Value to equal the Target Value.

Initial Target Value Date Reset
We permit a reset only if, on the Reset Date, or on the next Business Day if the Reset Date is not on a Business Day, the Contract Value, excluding any Daily Transactions, is at least equal to the Target Value.

Before the oldest Owner’s Maximum Reset Birthday, or if a non-individual owns the Base Contract before the Annuitant’s Maximum Reset Birthday, you can reset the Initial Target Value Date on any Rider Anniversary by Authorized Request within 30 days following a Rider Anniversary.  The Maximum Reset Birthday is shown on the Contract Schedule.

After we receive your request to reset the Initial Target Value Date, we establish the Reset Date, which is the previous Rider Anniversary.  The Reset Date and reset Initial Target Value Date are shown on the Contract Schedule Addendum.

The earliest Initial Target Value Date you can select upon a reset is the Earliest Target Value Anniversary after the Reset Date.  The latest Initial Target Value Date you can select is the Rider Anniversary that occurs before the oldest Owner’s Maximum Birthday.  If the Base Contract is owned by a non-individual, the latest Initial Target Value Date you can select is the Rider Anniversary that occurs before the Annuitant’s Maximum Birthday.  The Earliest Target Value Anniversary and Maximum Birthday are shown on the Contract Schedule.

We establish a new Target Value on the Reset Date, or on the next Business Day if the Reset Date is not on a Business Day, equal to the Contract Value excluding any Daily Transactions.

General Provisions

Removing this Rider from the Base Contract
You can remove this rider from the Base Contract on any Quarterly Anniversary by Authorized Request within 30 days before a Quarterly Anniversary.  Your request is effective on the Quarterly Anniversary, or on the next Business Day if the Quarterly Anniversary is not a Business Day.

The date this rider is removed is called the Rider Termination Date, and it is shown on the Contract Schedule Addendum.  On the Rider Termination Date, we deduct any Rider Charge that was accrued but not yet deducted as the final Rider Charge.

If you remove this rider from the Base Contract, it is no longer available for future selection.

Conditions for Termination of this Rider
This rider terminates on the earliest of the following.
•	The Rider Termination Date if you remove this rider from the Base Contract.
•
The date of death of any Owner, or Annuitant if a non-individual owns the Base Contract, unless the surviving spouse selects to continue the Base Contract.  If an Owner, or Annuitant if a non-individual owns the Base Contract, dies and the surviving spouse selects to receive payment of the Death Benefit, then this rider terminates at the end of the Business Day we first receive an Authorized Request of the Death Benefit payment option, due proof of death, and any necessary governmental forms from any one Beneficiary.

•	The Business Day before the Annuity Date.
•	The Business Day we process your request for a full withdrawal.
•	The Business Day that the Base Contract terminates.

S40852-NY                                                                               2

General Provisions continued from the previous page

Rider Charge
The Rider Charge for this rider is shown on the Contract Schedule.

The Rider Charge is a charge that is assessed against the Target Value as an annualized rate that we accrue each day after the Rider Effective Date up to the date the rider terminates.  If any day that we are to accrue this charge is not a Business Day, we use the Target Value at the end of the previous Business Day.  We deduct the Rider Charge for each quarter on the earlier of the following: (a) the next Quarterly Anniversary, or the next Business Day if the next Quarterly Anniversary is not a Business Day; or (b) when we deduct the final Rider Charge.  We deduct the Rider Charge from the Contract Value on each Quarterly Anniversary before we use that Contract Value to compute any values under this contract.

When we deduct the Rider Charge, we deduct it proportionately from the Investment Options.  The deduction of the Rider Charge reduces the Contract Value and any Bonus Value.  The deduction of the Rider Charge does not reduce the amount we use to determine the Free Withdrawal Privilege, the Withdrawal Charge Basis, the Target Value, and the Rider Anniversary Value, and is not treated as a Withdrawal when calculating the guaranteed values provided by the Death Benefit.

We deduct the final Rider Charge on the Business Day this rider terminates.  However, if on a Quarterly Anniversary the Contract Value is less than the Rider Charge, we deduct any remaining Contract Value to cover the final Rider Charge and reduce the Contract Value to zero.

If this Rider terminates due to the death of an Owner (or Annuitant if the Owner is a non-individual) and we deduct Rider Charges after the date of death, the Rider Charges deducted after the date of death are refunded so long as a Target Value Date does not occur between the date of death and the date we receive the first Authorized Request of the Death Benefit payment option, due proof of death, and any necessary governmental forms from any one Beneficiary. If a Target Value Date does occur between the date of death and the date we receive the first Authorized Request of the Death Benefit payment option, due proof of death, and any necessary governmental forms from any one Beneficiary, we do not refund Rider Charges.

We reserve the right to change the Rider Charge for this rider on each Quarterly Anniversary that this rider is in effect, subject to the Maximum Rider Charge shown on the Contract Schedule.  However, we cannot increase or decrease the Rider Charge, in any 12-month period, more than the Maximum Change Percentage shown on the Contract Schedule.  If we increase the Rider Charge, we will send you advance written notice.

In all other respects the provisions, conditions, exceptions and limitations contained in the Base Contract remain unchanged.

Signed for the Company at its home office.

Allianz Life Insurance Company
of New York
[Gretchen Cepek]                                                            [Thomas P. Burns]
[Secretary]                                                                                                 [President]

S40852-NY                                                                               2